Exhibit 10.42

MII Restricted Stock Grant Agreement

McDermott International, Inc. 2009 Long-Term Incentive Plan

Pursuant to the Restructuring Transaction Retention Agreement between you and McDermott International, Inc. (“MII”) dated December 10, 2010, the Compensation Committee of the Board of Directors (the “Committee”) of MII has awarded you a grant of shares of restricted stock (the “Restricted Stock”) under MII’s 2009 Long-Term Incentive Plan (the “Plan”). The provisions of the Plan are incorporated herein by reference.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “MII” as used in this Agreement with reference to employment shall include subsidiaries of MII. Whenever the words “you or your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Restricted Stock

Restricted Stock Award. In accordance with your Restructuring Transaction Retention Agreement, you have been awarded a grant of restricted stock. This grant represents a right to be issued the number of shares of MII common stock as shown on the attached Notice of Grant as of August 2, 2010 (the “Date of Grant”), subject to the restrictions contained in this Agreement. Shares evidencing the Restricted Stock will be issued in your name as of the Date of Grant.

Restrictions. Unless and until the vesting requirements and other terms set forth in this Agreement have been satisfied, the Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated (the “Restrictions”).

Vesting Requirements. Subject to the “Forfeiture of Restricted Stock” paragraph below, the Restricted Stock will become vested under the following circumstances (each a “Vesting Date”):

•	100% of the outstanding Restricted Stock on July 30, 2011; provided you are still employed at that time by MII; or

•	100% of the outstanding Restricted Stock if your employment with MII terminates prior to July 30, 2011 due to death or disability, or upon the occurrence of a “Change in Control.”

The Committee may, in its sole discretion, provide for additional vesting. Upon vesting, shares of Restricted Stock will be released to you as soon as administratively practicable and the Restrictions with respect thereto will be removed.

Forfeiture of Restricted Stock. Restricted Stock which are not and do not become vested upon the termination of your employment shall, coincident therewith, be forfeited and such shares shall be returned to MII.

In addition, in the event that (a) you are convicted of (i) a felony or (ii) a misdemeanor involving fraud, dishonesty or moral turpitude, or (b) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of MII, as determined in the sole judgment of the Committee, then all Restricted Stock and all rights or benefits awarded to you under this grant of Restricted Stock are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters.

Voting Rights and Dividends. Beginning on the Grant Date and subject to the forfeiture provisions of this Agreement, you will have full voting rights and will be credited with cash dividends, if any, with respect to the Restricted Stock granted hereunder.

Taxes

You should consult your tax advisor as to the U.S. federal income tax consequences associated with this Restricted Stock as it relates to your specific circumstances. MII, however, has been advised that the grant awarded hereunder will have the following tax consequences under the present U. S. Federal tax laws and regulations:

For U.S. federal income tax purposes, you will be deemed to have received compensation taxable as ordinary income equal to the fair market value, as of the date of vesting, of the shares of Restricted Stock which vest. Such income will be included in your taxable income and reported on IRS Form W-2 in the tax year in which the shares vest. Alternatively, you may elect to have the fair market value of the shares included in your taxable income and reported on IRS Form W-2 as of the Date of Grant.

In addition, all dividends paid, if any, to you with respect to unvested shares of Restricted Stock shall be considered wages paid to you by your employer and, therefore, shall be included in your taxable income and reported on IRS Form W-2 in the year in which such shares vest.

By acceptance of this letter, you agree that any amount which MII is required to withhold on your behalf, including state income tax and FICA withholding, in connection with income realized by you under this grant will be satisfied by withholding whole units or shares having an aggregate fair market value as equal in value but not exceeding the amount of such required tax withholding, unless the Compensation Committee determines to satisfy the statutory minimum withholding obligations by another method permitted by the Plan.

Regardless of the withholding method, you agree that the amount of income tax which MII is required to withhold in connection with the income realized by you in connection with this grant is your obligation and that you hereby authorize authorize MII to withhold such amount, in whole or in part, from subsequent salary payments, without further notice to you.

Transferability

The Restricted Stock granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

Securities and Exchange Commission Requirements

If you are a Section 16 insider, this grant of Restricted Stock must be reported on a Form 4 before the end of the second (2nd) business day following the Date of Grant. Please be aware that if you are going to reject the grant of Restricted Stock hereunder, you should do so immediately after the Date of Grant to avoid potential Section 16 liability. Please advise Dixi Elkins and Renee Hack immediately by e-mail, fax or telephone call if you intend to reject this grant.

Absent such notice of rejection, we will prepare and file the required Form 4 on your behalf, as applicable, within the required two business day deadline.

Those of you covered by these requirements will have already been advised of your status.

Other Information

Neither the action of MII in establishing the Plan, nor any action taken by it, by the Committee or by your employer, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the employ of MII or any of its subsidiaries or affiliates.